EXHIBIT 21

SUBSIDIARIES

Webster Bank, National Association, is a direct subsidiary of Webster. Webster owns all of the common stock of Webster Capital Trust I, Webster Capital Trust II, People’s Bancshares Capital Trust II, Eastern Wisconsin Bancshares Capital Trust I, Eastern Wisconsin Bancshares Capital Trust II, FAB Funding Corporation, NewMil Statutory Trust I, and Webster Statutory Trust I. Webster also owns all of the common stock of Webster Insurance, Inc., Fleming, Perry & Cox, Inc., and FIRSTFED Insurance Agency, LLC. Webster Capital Trust III, Webster Capital Trust IV, Webster Capital Trust V, and Webster Capital Trust VI are also subsidiaries of Webster, however, these Delaware business trusts are inactive and uncapitalized. Webster has announced its intention to redeem certain trust preferred securities issued by several of its financing subsidiaries, including Webster Capital Trust I and Webster Capital Trust II. Webster expects to commence the formal redemption process in the first quarter of 2007 and to dissolve the relevant subsidiaries following the redemption of the securities issued by each such entity.

Webster Bank, N.A. has seventeen wholly-owned subsidiaries: FCB Properties, Inc., 575 Broad Street, Inc., 470-474 Frontage Road, Inc., Farrington Place Corporation, Webster Investment Services, Inc., Webster Mortgage Investment Corporation, MyWebster Inc., Webster Community Development Corporation, Center Capital Corporation, Budget Installment Corp., Webster Business Credit Corporation, Webster Growth Capital Corporation, People’s Mortgage Corporation, NewMil Asset Company, NewMil Mortgage Company, and Asset Recovery Management Company. Webster Bank, N.A. also directly owns all of the outstanding common stock of Webster Preferred Capital Corporation, a publicly traded real estate investment trust. Webster Insurance, Inc. has two subsidiaries: LLIA, Inc., and Webster Risk Services, Inc. LLIA, Inc. has one subsidiary: Louis Levine Agency, Inc. Webster Risk Services, Inc. has one subsidiary: Webster Risk Services of New York, Inc.

WEBSTER SUBSIDIARIES

Names Under Which
Name of Subsidiary	Jurisdiction of Organization	Subsidiary Does Business

Webster Bank, N.A.	United States	Same
Webster Capital Trust I	Delaware	Same
Webster Capital Trust II	Delaware	Same
Webster Capital Trust III	Delaware	Same
Webster Capital Trust IV	Delaware	Same
Webster Capital Trust V	Delaware	Same
Webster Capital Trust VI	Delaware	Same
Webster Statutory Trust I	Connecticut	Same
People’s Bancshares Capital Trust II	New York	Same
Eastern Wisconsin Bancshares Capital Trust I	Delaware	Same
Eastern Wisconsin Bancshares Capital Trust II	Delaware	Same
Webster Insurance, Inc.	Connecticut	Same
FIRSTFED Insurance Agency, LLC	Massachusetts	Same
FAB Funding Corporation	Massachusetts	Same
Fleming, Perry & Cox, Inc.	Connecticut	Same
NewMil Statutory Trust I	Connecticut	Same

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